AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the 6th day of September, 2024, by and among Robert W. Baird & Co. Incorporated, a Wisconsin corporation located at 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202 (the “Sub-Adviser’’), Olive Street Investment Advisers, LLC, a Missouri limited liability corporation located at 12555 Manchester Road, St. Louis, MO 63131 (the “Adviser”), and, for the sole purpose of paying compensation due to the Sub-Adviser under Section 6(a) of this Agreement, the Bridge Builder Trust, a Delaware statutory trust located at 12555 Manchester Road, St. Louis, MO 63131 (the “Trust”), on behalf of each series of the Trust indicated on Schedule A to this Agreement (each, a “Fund” and, collectively, the “Funds”).

This Agreement amends and restates the existing investment sub-advisory agreement dated August 1, 2013, as amended May 18, 2016, and June 9, 2017, by and among the Sub-Adviser, the Adviser, and, for the sole purpose of paying the compensation due to the Sub-Adviser under Section 6(a) of the existing investment sub-advisory agreement, the Trust.

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Trust is an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has retained the Adviser to perform investment advisory services for each Fund, under the terms of an investment advisory agreement, dated July 10, 2013, as amended February 19, 2015, June 9, 2017, February 16, 2022 and December 2, 2022, between the Adviser and the Trust on behalf of the Funds (the “Advisory Agreement”); and

WHEREAS, the Advisory Agreement provides that the Adviser may retain one or more sub-advisers, subject to the approval of the Trust’s Board of Trustees (the “Board”), including a majority of trustees of the Board who are not “interested persons” of the Adviser (the “Independent Trustees”), in accordance with the requirements of the 1940 Act, to render portfolio management services to the Funds pursuant to investment sub-advisory agreements between the Adviser, the applicable Fund(s), and each such sub-adviser; and

WHEREAS, the Trust’s Board has duly consented to and approved the appointment of the Sub-Adviser to provide investment advisory services (the “Services”) to a portion of the assets of each Fund allocated to the Sub-Adviser (each an “Allocated Portion”); and

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, wishes to retain the Sub-Adviser to provide the Services to each Allocated Portion in the manner and on the terms set out in this Agreement, and the Sub-Adviser desires to provide such Services;

NOW, THEREFORE, WITNESSETH: The parties hereby agree as follows:

1.	APPOINTMENT OF SUB-ADVISER.

(a)	Acceptance. The Adviser hereby appoints the Sub-Adviser, and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as an investment sub-adviser to each Fund with respect to the Allocated Portion.

(b)

Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Agreement or another writing by the Trust or Adviser to the Sub- Adviser, have no authority to act for or be deemed an agent of the Trust or of the Funds in any way, or in any way be deemed an agent for the Trust or the Funds.

(c)

The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that (i) it has all requisite power and authority to enter into and perform its obligations under this Agreement; (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (iii) neither it nor any affiliated person of it, as such term is defined in Section 2(a)(3) of the 1940 Act (“affiliated person”), is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act; (iv) it is duly registered as an adviser under the Advisers Act; and (v) except as otherwise specified herein, it will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of each Fund and the Adviser.

The Sub-Adviser further represents, warrants, and agrees that it shall:

(i)	Use its best judgment and efforts in rendering the advice and services to the Trust, the Funds, and the Allocated Portions as contemplated by this Agreement;

(ii)	Maintain all licenses and registrations necessary to perform its duties hereunder in good order;

(iii)	Conduct its operations at all times in conformance with the Advisers Act, the 1940 Act, and any other applicable federal, state and/ or self-regulatory organization laws, rules, and regulations; and

(iv)

Maintain errors and omissions insurance coverage in an appropriate amount and shall provide written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims are reasonably expected to be made on its insurance policies relating to its activities as an investment adviser or any other claims that would reasonably be considered material to the Board’s oversight of the Sub-Adviser. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

(d)

The Adviser’s Representations. The Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Adviser further represents, warrants and agrees that it has the authority under the Advisory Agreement to appoint the Sub- Adviser. The Adviser further represents, warrants, and agrees that it shall:

(i)	maintain errors and omissions insurance coverage in an appropriate amount; and

(ii)

promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act; and

(iii)

provide the Sub-Adviser with an SEC Order granting exemptive relief to the Trust and the Adviser from Section l5(a) of the 1940 Act and Rule 18f-2 thereunder and from certain disclosure requirements under various rules and forms.

(e)	Plenary authority of the Board. The Sub-Adviser and Adviser both acknowledge that each Fund is a mutual fund that operates as a series of the Trust under the authority of the Board.

2.	DELIVERY OF DOCUMENTS.

(a)	The Adviser has furnished or will furnish to the Sub-Adviser copies of each of the following documents:

(i)	the Declaration of Trust of the Trust as in effect on the date hereof;

(ii)	the By-laws of the Trust in effect on the date hereof;

(iii)	the resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser for the Allocated Portion and approving the form of this agreement;

(iv)	the Advisory Agreement;

(v)	the Code of Ethics of the Trust and of the Adviser as currently in effect; and

(vi)	current copies of each Fund’s Prospectus and Statement of Additional Information.

(vii)

A statement of the investment objectives and policies of the Allocated Portion and any specific investment guidelines, limitations or restrictions applicable thereto (collectively, the “Investment Guidelines”).

The Adviser shall furnish the Sub-Adviser from time to time with copies of all material amendments of or material supplements to the foregoing that are applicable to the Funds and the services provided thereunder, if any. The Adviser retains the right to modify the Investment Guidelines in any manner, with such amended Investment Guidelines to become effective at such time as agreed upon by both parties in writing, which may consist of agreement via email correspondence notwithstanding the formal notice provisions of Section 20 of this Agreement; and upon the amended Investment Guidelines becoming effective, the Sub-Adviser shall comply with the amended Investment Guidelines.

(b)	The Sub-Adviser has furnished or will furnish the Adviser with copies of each of the following documents:

(i)	the Sub-Adviser’s most recent registration statement on Form ADV;

(ii)	the Sub-Adviser’s most recent balance sheet;

(iii)	separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the custodian (the “Custodian”) and accounting agent of each Fund’s assets;

(iv)	the Code of Ethics (defined below) of the Sub-Adviser as currently in effect;

(v)	the Sub-Adviser’s proxy voting policies as currently in effect; and

(vi)

complete and accurate copies of any applicable compliance manual(s), policies, and procedures of the Subadviser, or written summaries thereof, which must include detail sufficient to allow the Chief Compliance Officer of the Trust to analyze and assess the adequacy of the Sub-Adviser’s policies and procedures and the reasonableness of their design, as well as copies of any specific policies that address the Sub-Adviser’s investment advisory activities for the Fund, trading, commission and other reports, insurance policies, and such other management or operational documents as the Adviser may reasonably request in writing (on behalf of itself or the Board) in assessing the Sub-Adviser.

The Sub-Adviser shall furnish the Adviser from time to time with copies of all material amendments of or material supplements to the foregoing, if any. Additionally, the Sub-Adviser shall provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements shall be promptly provided which may be at the time of the Sub-adviser’s quarterly certification to the CCO, unless circumstances necessitate more timely transmission.

3.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall manage the investments of each Allocated Portion in accordance with the applicable Fund’s investment objective, policies, and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser, and the Investment Guidelines (as defined in Section 2(a)), and in compliance with the requirements applicable to registered investment companies under applicable laws, including, but not limited to, the 1940 Act, the Commodity Exchange Act (the “CEA”) and the rules of the National Futures Association (the “NFA Rules”), and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). From time to time, the Adviser or the Funds may provide the Sub-Adviser with written copies of other investment policies, guidelines and restrictions applicable to the Sub-Adviser’s management of the Allocated Portions, which shall become effective at such time as agreed upon by both parties in writing, which may consist of agreement via email correspondence notwithstanding the formal notice provisions of Section 20 of this Agreement. Subject to each of the foregoing sentences above, the Sub-Adviser shall have full discretionary authority to manage the investment of the assets of the Allocated Portions, including the authority to purchase, sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, options, short-term investment vehicles and other property and assets comprising or relating to the Allocated Portions.

In addition, the Sub-Adviser will, at its own expense:

(a)

advise the Adviser and the Funds in connection with investment policy decisions to be made by it regarding the Funds and, upon request, furnish the Adviser and the Funds with research, economic and statistical data in connection with each Fund’s investments and investment policies;

(b)

submit such reports and information as the Adviser or the Funds may reasonably request to assist the Adviser and/or the Custodian in its determination of the market value of securities held in the Funds;

(c)

obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Sub-Adviser for an Allocated Portion;

(d)	employ professional portfolio managers and securities analysts who provide research services to the Allocated Portions;

(e)	place orders for purchases and sales of portfolio investments for each Allocated Portion;

(f)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for each Allocated Portion;

(g)

The Sub-Adviser shall, as soon as practicable after the close of business each day, but no later than the deadline mutually agreed between the parties; provided that such agreement shall not be unreasonably withheld, conditioned or delayed and allows the Custodian and the Fund to meet their obligations under all applicable laws, provide the Custodian with electronic copies of trade tickets for each transaction effected for the Allocated Portions by the Sub-Adviser. In addition, the Sub-Adviser shall provide electronic copies of such trade tickets to the Adviser and the applicable Fund upon request, and promptly forward to the Custodian electronic copies of all brokerage or dealer confirmations received by the Sub-Adviser;

(h)

as soon as practicable following the end of each calendar month, provide the Adviser and the Funds with written statements showing all transactions effected for the Allocated Portions during the month by the Sub-Adviser, a summary listing all investments attributable to transactions of the Sub-Adviser that are held in the Allocated Portions as of the last day of the month, and such other information as the Adviser or the Funds may reasonably request in connection with any accounting or marketing services that the Adviser provides for the Funds. The Adviser and the Funds acknowledge that Sub-Adviser and Custodian may use different pricing vendors, which may result in valuation discrepancies.

(i)

to the extent reasonably requested by the Trust or the Adviser, use its best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Trust or the Adviser via any reasonably requested means, including submission to an electronic portal, which may be updated from time to time by the Chief Compliance Office of the Trust or the Adviser via email notice notwithstanding the formal notice provisions of Section 20 of this Agreement, with (a) current copies of the compliance policies and procedures of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto) or a written summary of such policies and procedures which must include detail sufficient to allow the Chief Compliance Officer of the Trust to analyze and assess the adequacy of the Sub-Adviser’s policies and procedures and the reasonableness of their design, as well as copies of specific policies and procedures that address the Sub-Adviser’s investment advisory activities for the Fund, (b) reports of any violations of the Sub-Adviser’s compliance policies and procedures that occurred in connection with the provision of services to the Funds, (c) a copy of the Sub-Adviser’s annual compliance report as required by Rule 206(4)-7 of the Advisers Act, (d) copies of any correspondence between the Sub- Adviser and a regulatory agency in connection with regulatory examinations or proceedings relating to the Sub-Adviser’s investment advisory activities or any other matter that could reasonably be expected to be material to the Adviser’s or the Board’s oversight of the Sub-Adviser, and (e) upon request, a certificate of the Chief Compliance Officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1); comply with all policies and procedures adopted or approved by the Board in compliance with applicable law, including without limitation, Rules 2a-4, 2a-5, 10f-3, 12d3-1, 17a-7, 17e-1 and 17j-1 under the 1940 Act, and the Pricing and Valuation Procedures (collectively, the “Fund Procedures”) provided to the Sub-Adviser by the Adviser or the Funds and notify the Adviser as soon as reasonably practicable upon (a) detection of any breach of such Fund Procedures or (b) determination that a Fund Procedure conflicts with a procedure adopted by the Sub-Adviser;

(k)

maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Adviser and the Funds, including any amendments thereto, and institute and enforce procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics;

(l)	promptly complete and return to the Adviser or the Trust any compliance questionnaires or other inquiries submitted to the Sub-Adviser in writing;

(m)

furnish to the Trustees such information as may reasonably be requested in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of approving this Agreement, the renewal thereof or any amendment hereto; and

(n)

to the extent called for by the Fund Procedures, or as reasonably requested by a Fund or the Adviser, provide the applicable Fund and the Adviser with information and advice regarding assets in the relevant Allocated Portion to assist the Fund and the Adviser in (i) the Fund’s or the Advisor’s determination of the appropriate fair value of such assets, the appropriate pricing sources for such assets, and whether pricing information provided by the Funds’ pricing agents is reasonable; (ii) the Fund’s or the Advisor’s determination of the appropriate liquidity classifications of such assets, and whether liquidity information provided by the Funds’ liquidity classification agents is reasonable; and (iii) the Fund’s or the Advisor’s obligations to identify, assess or monitor risk guidelines, including, as necessary, remediation of findings with respect to the Fund’s liquidity and derivatives risk management program;

(o)

file with the SEC any report on Form 13F or Schedule 13G and any amendments thereto, required by the Exchange Act (as defined below), with respect to its management of an Allocated Portion as part of its duties as are set forth herein;

(p)

except as permitted by the Fund Procedures, shall treat confidentially, and shall not disclose without the consent of the applicable Fund, all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades); and

(q)

upon request, will review each Fund’s Summary Prospectuses, Prospectus, Statement of Additional Information, periodic reports to shareholders, reports and schedules filed with the Securities and Exchange Commission (the “SEC”) (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Funds (collectively, the “Disclosure Documents”) in order to ensure that, with respect to the disclosure about the Sub-Adviser, the manner in which the Sub-Adviser manages the Funds and information relating directly or indirectly to the Sub-Adviser (the “Sub-Adviser Disclosure”), such Disclosure Documents contain no untrue statements of material fact and do not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

In providing services under this Agreement, the Sub-Adviser shall (i) maintain all licenses and registrations necessary to perform its duties hereunder in good order; (ii) conduct its operations at all times in conformance with the Advisers Act, the 1940 Act, the CEA, the NFA Rules, any other applicable federal regulations and state and/or self-regulatory organization regulations; and (iii) maintain errors and omissions insurance in an appropriate amount.

Each Fund or its agent will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund. Each Fund or its agent will timely provide the Sub-Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

The Adviser will be responsible for all class actions and lawsuits involving the Funds or securities held, or formerly held, in the Funds. The Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving the Funds, including those involving securities presently or formerly held in the Funds, or the issuers thereof, including actions involving bankruptcy. In the case of notices of class action suits received by Sub-Adviser involving issuers presently or formerly held in the Funds, the Sub-Adviser shall promptly forward such notices to the Adviser and, with the consent of the Adviser, may provide information about the Funds to third parties for purposes of participating in any settlements relating to such class actions.

4.	PROXY VOTING

(a)  The Adviser hereby delegates to the Sub-Adviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portions, provided however, that a Fund may request that the Sub-Adviser vote proxies for its Allocated Portion in accordance with the Fund’s proxy voting policies. Absent specific instructions to the contrary provided to it by the Adviser or a Fund, and subject to its receipt of all necessary voting materials, the Sub-Adviser shall vote all proxies with respect to investments of the Funds in accordance with the Sub-Adviser’s proxy voting policies as most recently provided to the Adviser and the Trust.

(b)  The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC.

(c)  The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information required for the Funds to comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall supply updates of this record to the Adviser or any authorized representative of the Adviser, or to the Funds on a quarterly basis (or more frequently, upon the request of the Adviser). The Sub- Adviser shall provide the Adviser and the Funds with information regarding the policies and procedures that the Sub-Adviser uses to determine how to vote proxies relating to the Allocated Portion.

5.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser specifically agrees that the Sub-Adviser shall not be responsible for the following expenses:

(a)	fees and expenses incurred in connection with the issuance, registration and transfer of the Funds’ shares;

(b)	brokerage and commission expenses incurred by the Funds;

(c)

all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Funds including all fees and expenses of its Custodian, shareholder services agent and accounting services agent;

(d)	interest charges on any borrowings by the Funds;

(e)

costs and expenses of pricing and calculating each Fund’s daily net asset value (including, without limitation, any equipment or services obtained for the purpose of pricing shares or valuing each Fund’s assets) and of maintaining each Fund’s books of account required under the 1940 Act, except for the expenses incurred by the Sub-Adviser in connection with its services under Paragraph 13 hereunder, which are expenses of the Sub-Adviser;

(f)	Fund taxes, if any;

(g)	except as stated below, expenditures in connection with meetings of the Funds’ shareholders and the Board;

(h)

salaries and expenses of officers of the Trust, including without limitation the Trust’s Chief Compliance Officer, and fees and expenses of members of the Board or members of any advisory board or committee;

(i)	insurance premiums on property or personnel of the Funds which inure to their benefit, including liability and fidelity bond insurance;

(j)	legal, auditing and accounting fees incurred by the Funds;

(k)	trade association dues or educational program expenses of the Trust or the Board; and

(l)

fees and expenses (including legal fees) of registering and maintaining registration of the Fund’s shares for sale under applicable securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Funds, if any.

The Sub-Adviser specifically agrees that with respect to the operation of each Fund, the Sub-Adviser shall be responsible for (i) providing the personnel, office space, furnishings and equipment reasonably necessary to provide its sub-advisory services to each Fund hereunder, and (ii) the costs of any special Board meetings or shareholder meetings convened for the primary benefit of the Sub-Adviser. Additionally, the Sub-Adviser agrees that the Sub-Adviser shall be responsible for reasonable expenses incurred by the Funds or Adviser in responding to a legal, administrative, judicial or regulatory action, claim, or suit involving the Sub-Adviser to which neither the Funds nor the Adviser is a party. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between a Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

6.	SUB-ADVISORY FEES.

(a)  Each Fund shall pay to the Sub-Adviser, and the Sub-Adviser agrees to accept, as full compensation for all services furnished or provided to such Fund pursuant to this Agreement a fee, based on the Current Net Assets (as defined below) of the applicable Allocated Portion, as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to a Fund during any calendar month, the fee with respect to the applicable Allocated Portion accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of sub-advisory fee accrued for any day, “Current Net Assets” shall mean the Allocated Portion’s net assets, managed by the Sub-Adviser, as of the most recent preceding day for which the Fund’s net assets were computed. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Current Net Assets of the Allocated Portion equals zero. Upon request, the Adviser will provide the Sub-Adviser with reasonable details of its calculation of the fee paid to the Sub-Adviser for any period.

(b)  The Sub-Adviser voluntarily may reduce any portion of the fees due to it pursuant to this Agreement. Any such reduction shall be applicable only to such specific reduction and shall not constitute an agreement to reduce any future compensation due to the Sub-Adviser hereunder.

7.	PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of each Fund, the Sub- Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Allocated Portion’s portfolio (the “Portfolio”) and shall use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio. The Sub-Adviser may take into consideration, among other things, the best net price available; the reliability, integrity and financial condition of the broker- dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this Paragraph. Such records shall be made available to the Funds or Adviser upon request.

In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will a Fund’s assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

The Adviser and each Fund authorize and empower the Sub-Adviser to direct the Custodian to open and maintain accounts for trading in securities and other investments (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund. In addition, in connection with establishing such brokerage accounts, the Adviser and each Fund authorize and empower the Sub-Adviser to execute for the Fund as its agent and attorney-in-fact reasonable and customary customer agreements and other documentation in connection therewith, such as International Swaps and Derivatives Association (ISDA) agreements, Master Securities Forward Transaction Agreements (MSFTAs) and futures and options account agreements, with brokers, dealers, and/or futures commission merchants as the Sub-Adviser shall select as provided above. Subject to applicable law, including the custody requirements under the 1940 Act, the Sub-Adviser may, using such of the securities and other investments of a Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for the applicable Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers or to a collateral account established with the Custodian as the Sub-Adviser deems desirable or appropriate and as is required by applicable law, rule or regulation. The Sub-Adviser shall cause all securities and other property purchased or sold for the

Funds to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Funds shall remain in the direct or indirect custody of the Custodian, except as otherwise permitted by applicable law. The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Funds, (ii) to deliver securities and other property against payment for the Funds, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

8.	LIABILITY; STANDARD OF CARE AND INDEMNIFICATION.

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 3 above) comply with the investment policies, guidelines and restrictions of each Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Sub-Adviser shall be liable to the applicable Fund and/or the Adviser for any loss (including brokerage charges) incurred by a Fund as a result of any investment made by the Sub-Adviser in violation of the first paragraph of Section 3 hereof. The Sub-Adviser shall have the responsibility for the accuracy and completeness (and liability for the lack thereof) only of Disclosure Documents furnished to the Sub-Adviser by the Adviser or the Funds, and only with respect to the Sub-Adviser Disclosure in such Disclosure Documents

The Sub-Adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

Except as set forth above, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Sub-Adviser. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or a Fund may have under any federal securities law or state law.

The Sub-Adviser shall indemnify and hold harmless the Adviser and each Fund from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) (i) arising out of or based upon any untrue statement of a material fact contained in any Disclosure Document or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case solely with respect to the Sub-Adviser Disclosure; or (ii) resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Sub-Adviser’s obligations under this Agreement, or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Section 8 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser or a Fund, neither the Adviser nor the Funds shall be subject to liability to the Sub-Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by a Fund, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Adviser or a Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Sub-Adviser may have under any federal securities law or state law.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser’s obligations under this Agreement, or from the Adviser’s reckless disregard of its obligations and duties under this Agreement, including any untrue statement of a material fact contained in, or any omission of a material fact required to be stated therein or necessary to make the statement therein not misleading in any Disclosure Document, unless and to the extent such untrue statement of a material fact omission was made in reliance upon, and is consistent with, information furnished in writing to the Adviser by the Sub-Adviser for use therein; provided, however, that the Adviser’s obligation under this Section 8 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub- Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

No provision of this Agreement shall be construed to protect any Trustee or officer of the Funds, or officer of the Adviser or Sub-Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

9.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)  This Agreement shall become effective upon approval by the Board and its execution by the parties hereto. Pursuant to an SEC Order dated August 6, 2013, Investment Company Act Release No. 30592, approval of the Agreement by a majority of the outstanding voting securities of each Fund is not required, and the Sub-Adviser acknowledges that it shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act.

(b)  This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement. As used in this Section 9, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

(c)  In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the applicable Fund’s affairs and, at the request of the Board or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund.

(d)  The Sub-Adviser shall promptly notify the Adviser of any proposed transaction or other event that could reasonably be expected to result in an “assignment” of this Agreement within the meaning of the 1940 Act.

10.	SERVICES NOT EXCLUSIVE

The services of the Sub-Adviser to the Adviser and each Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub- Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Adviser agrees that the Sub-Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Funds. Nothing in this Agreement shall be deemed to require the Sub-Adviser, its principals, affiliates, agents or employees to purchase or sell for a Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

11.	AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities of a Fund with those for other accounts managed by the Sub-Adviser or its affiliates, if orders are allocated in a manner deemed equitable by the Sub-Adviser among the accounts and if such combination of orders and the allocation thereof is consistent with its policies and procedures and applicable law. The Sub-Adviser agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) over time, no account will be favored or disfavored over any other account; each account participating in an aggregated order will participate at the average share price for all transactions in that security on a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Sub-Adviser’s compliance policies and procedures and applicable law. The Sub-Adviser also agrees to provide such documentation and/or information to a Fund or the Adviser as is reasonably necessary to allow the applicable Fund or the Adviser to determine whether orders for the Fund have been aggregated and allocated equitably.

12.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and this Agreement may be amended only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

13.	BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust copies of any such records upon a Fund’s or the Adviser’s request, provided, however, that the Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, the Sub-Adviser has no responsibility for the maintenance of the records of the Funds, except for those related to the Allocated Portions.

14.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of each Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P’’), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act’’), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

Each party to this Agreement shall keep confidential all Confidential Information (as defined below) concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. The receiving party may disclose or disseminate the disclosing party’s Confidential Information to its employees and agents that have a legitimate need to know such Confidential Information in order to assist the receiving party in performing its obligations under this Agreement. The receiving party shall advise all such foregoing persons of the receiving party’s obligations of confidentiality and non-use under this Agreement, and the receiving party shall be responsible for ensuring compliance by such persons with such obligations.

Each party shall take commercially reasonable steps to prevent unauthorized access to the other party’s Confidential Information. In addition, each party shall promptly notify the other party in writing upon learning of any unauthorized disclosure or use of the other party’s Confidential Information by such party or its agents.

The term “Confidential Information,” as used herein, means any of a party’s proprietary or confidential information including, without limitation, any Non-public Personal Information of such party, its affiliates, their respective clients or suppliers, or other persons with whom they do business, that may be obtained by the other party from any source or that may be developed as a result of this Agreement and Non-public Financial Information that is disclosed, directly or indirectly, to the other party by or on behalf of the disclosing party, whether in writing orally or by other means and whether or not such information is marked as confidential. Confidential Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

Each party acknowledges and agrees that due to the unique nature of Confidential Information there can be no adequate remedy at law for any breach of its obligations under this Section 14, that any such breach or threatened breach may allow a party or third parties to unfairly compete with the other party resulting in irreparable harm to such party, and therefore, that upon any such breach or any threat thereof, each party will be entitled to appropriate temporary (until the matter may be resolved) equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss.

The provisions of this Section 14 shall survive any termination of this Agreement.

15.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and each Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its best efforts to assist the Trust and each Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Trust of any material development related to the Funds that the Sub-Adviser reasonably believes is relevant to the Funds’ certification obligations under the Sarbanes-Oxley Act.

16.	REPORTS AND ACCESS

To the extent not otherwise identified in this Agreement, the Sub-Adviser agrees to supply such other information and documentation to the Adviser and to permit such compliance inspections by the Adviser or the Funds as shall be reasonably necessary to permit the Adviser and the Funds’ service providers to satisfy their obligations and respond to the reasonable requests of the Trust.

17.	COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

18.	USE OF NAME

The Sub-Adviser from time to time shall make available, without charge to the Adviser or the Trust, any marks or symbols owned by the Sub-Adviser (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Fund’s prospectus and/or Fund sales literature. Upon termination of this Agreement, the Adviser and the Trust must promptly cease use of the Mark, to the extent that continued use is not required by applicable laws, rules, and regulations.

19.	NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Adviser and Funds about developments relating to its duties as Sub-Adviser of which the Sub-Adviser has, or should have, knowledge that would materially affect a Fund, including but not limited to material changes in the employment status of key investment management personnel involved in the management of the Fund, material changes in the investment process used to manage the Fund, any changes in senior management, operations, financial condition or ownership of the Sub-Adviser’s firm, and the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser shall immediately notify the Adviser and the Trust in the event that the Sub-Adviser: (1) becomes subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority (including, without limitation, any self.- regulatory organization). The Sub-Adviser shall immediately forward, upon receipt, to the Adviser any correspondence from the SEC or other regulatory authority that relates to the Trust or a Fund.

20.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	General Counsel
Edward D. Jones & Co., L.P.
12555 Manchester Road
St. Louis, MO 63131

and

Olive Street Investment Advisers, LLC
12555 Manchester Road
St. Louis, MO 63131
Attn: Alan Herzog

SUB-ADVISER:	Robert W. Baird & Co. Incorporated
Attention: Baird Advisors
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202

and

Robert W. Baird & Co. Incorporated
Attention: Legal Department
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202

TRUST/FUND:	Bridge Builder Trust
12555 Manchester Road
St. Louis, MO 53202
Attn: Secretary

21.	ASSIGNMENT

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its “assignment,” as that term is defined in Section 2(a)(4) of the 1940 Act.

22.	SEVERABILITY AND ENTIRE AGREEMENT

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

23.	CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

24.	CONSULTATION WITH OTHER SUB-ADVISERS

In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Funds or a sub-adviser to a portfolio that is under common control with the Funds concerning transactions for a Fund, except as permitted by the Fund Procedures. The Sub-Adviser shall not provide investment advice to any assets of the Funds other than the assets managed by the Sub-Adviser.

25.	CHANGE IN THE SUB-ADVISER’S OWNERSHIP

The Sub-Adviser agrees that it shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Sub-Adviser within a reasonable time prior to such change being effected.

26.	COUNTERPARTS

This Agreement may be executed simultaneously or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding upon the parties so transmitting their signatures.

27.	MISCELLANEOUS

Where the effect of a requirement of the 1940 Act or Advisers Act, as amended, reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

28.	GOVERNING LAW

This agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, as amended, and any rules and regulations promulgated thereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

OLIVE STREET INVESTMENT ADVISERS, LLC
(Adviser)

By: /s/ Thomas C. Kersting

Name: Thomas C. Kersting

Title: President

BRIDGE BUILDER TRUST on behalf of the series listed on Schedule A hereto

By: /s/ Colleen R. Dean

Name: Colleen R. Dean

Title: President

ROBERT W. BAIRD & CO. INCORPORATED
(Sub-Adviser)

By: /s/ Jay E. Schwister

Name: Jay E. Schwister

Title: Managing Director

SCHEDULE A

FUNDS AND FEES

Series of Bridge Builder Trust	Tier	Annual Sub-Advisory Fee Rate of Assets Under Management by Sub-Adviser
Bridge Builder Core Bond Fund	All assets under management by Sub-Adviser
Bridge Builder Municipal Bond Fund	All assets under management by Sub-Adviser